Exhibit 99.2

Portal Software, Inc. Provides Fiscal 2005 Third Quarter Update

CUPERTINO, February 3, 2005 - Portal Software, Inc. (Nasdaq: PRSFE) today provides preliminary financial results for the fiscal 2005 third quarter ended October 29, 2004. As previously reported, Portal has been delayed in reporting its fiscal 2005 third quarter results as management reviewed certain revenue recognition methodologies. This review has included over 280 contracts, not only for the current quarter, but also for the previous six quarters. While management has completed its evaluation and has concluded that the revenue recognition methodologies under review have been accurately applied, Portal’s Audit Committee and external auditors have not yet completed their review. Consequently, actual reported results could differ materially from those provided in this release.

“The third quarter was significant for Portal, as we made strategic organizational changes to enhance our focus on key customer relationships and improve operational efficiency,” said Dave Labuda, Portal’s chief executive officer. “At the same time we recognize that there is significant work ahead.”

Fiscal 2005 Third Quarter Financial Results

•	Revenue for the third quarter of fiscal 2005 grew 2.6% to $26.0 million, from $25.4 million for the same period last year, and increased 40.2% from $18.6 million for the second quarter of fiscal 2005;

•	Deferred revenue at October 29, 2004 was $39.8 million, compared to $37.4 million in the second quarter of fiscal 2005;

•	Bookings for the third quarter of fiscal 2005 were $32.3 million compared to bookings of $37.1 million for the same period last year, and $46.3 million for the second quarter of fiscal 2005;

•	Cash and investments at October 29, 2004 were $71.2 million (including $14.2 million in restricted cash and investments), down from $83.7 million at the end of the second quarter of fiscal 2005;

•	GAAP net loss for the third quarter of fiscal 2005 was $17.2 million, or $0.40 per diluted share, compared to a GAAP net loss of $15.2 million, or $0.39 per diluted share, in the prior year period, and a GAAP net loss of $22.3 million, or $0.53 per diluted share, in the second quarter of fiscal 2005;

•	Pro forma net loss for the third quarter of fiscal 2005 was $15.9 million, or $0.37 per diluted share, compared to a pro forma net loss of $11.5 million, or $0.30 per diluted share, in the prior year period, and a pro forma net loss of $25.5 million, or $0.60 per diluted share, in the second quarter of fiscal 2005.

Pro forma net loss in the third quarter of fiscal 2005 excludes amortization of acquired intangibles of $0.7 million, a net restructuring credit of $0.9 million, and a $1.5 million write-off of an investment in a privately held company. The $0.9 million in restructuring credit resulted from a $3.8 million restructure charge related to the Company’s initiative to move from a regional general manager model to an integrated global sales and services organization (as announced on October 8, 2004). As a result of its efforts, beginning in FY’06 Portal expects to reduce its expenses and cash utilization by approximately $15 to $19 million on an annual basis. The restructure charge was offset by a $4.7 million credit to a previous restructure reserve, as the Company successfully subleased vacant space, and a portion of its main headquarters was reoccupied. The pro forma net loss in the third quarter of fiscal 2004 excludes a stock option compensation charge of $3.0 million and amortization of acquired intangibles of $0.7 million. The pro forma net loss in the second quarter of fiscal 2005 excludes a stock option compensation benefit of $3.6 million, amortization of acquired intangibles of $0.7 million and a credit to restructuring costs of $0.4 million.

During the closing of our fiscal year 2005 third quarter, we also concluded that, as a result of pricing to market levels, our services pricing was more variable and we no longer have the ability to estimate the fair value of consulting services. As a result, when consulting services are sold with license fees, license revenue will be recognized when the consulting services are delivered or completed, rather than upon delivery of the licensed software.

Material Weaknesses in Internal Controls

At the end of our fiscal year ended January 31, 2005 and as of the date of this press release, we have identified multiple unremediated material weaknesses in our internal control over financial reporting (our “internal controls”). These include not only material weaknesses previously identified in our public filings with the Securities and Exchange Commission (the “SEC”), but also material weaknesses identified during the close process of this third quarter relating to an insufficient number of qualified and experienced financial and accounting personnel. These staffing deficiencies have resulted in insufficient segregation of duties among our existing finance and accounting personnel, delays and inadequate reviews in preparing our financial statements and related disclosures, and delays in filing our 10-Q with the SEC. Some of these identified weaknesses resulted in errors that were not identified during our normal close process and have increased the potential for errors in our financial statements. Consequently, as of January 31, 2005, Portal has a significant number of internal controls that are not effective, and management’s report on our internal controls will include material weaknesses.

We have nonetheless been diligently working to remediate all of these material weaknesses in our internal controls. We have been recruiting additional finance and accounting personnel to address our staffing shortage in this area. We are committed to fixing these deficiencies in our internal controls.

Information About Pro Forma Presentation

To supplement Portal’s consolidated financial statements presented on a GAAP basis, the Company uses additional non-GAAP or “pro forma” measures of operating results, net profit or loss, and net profit or loss per diluted share adjusted to exclude certain costs, expenses and losses. Portal believes these measures are appropriate to enhance an overall understanding of its operating results, past financial performance, and also its prospects for the future. In addition, these adjusted non-GAAP results are among the primary indicators used by management as a basis for planning, including making personnel decisions, budgeting, and forecasting of future periods. Because there are no generally accepted industry standards for presenting non-GAAP results, the methods used by Portal may differ from the methods used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Information relating to the corresponding GAAP measures and a reconciliation of the pro forma and GAAP items can be found in the Portal investor web site at www.portal.com

Conference Call Information

Portal will discuss its third quarter fiscal 2005 results and other financial and business information in a conference call and audio web cast on Thursday, February 3, 2005 at 5:00 p.m. Eastern (2:00 p.m. Pacific).

To access the call, please dial one of the following numbers at 4:50 p.m. Eastern (1:50 p.m. Pacific) on February 3, 2005: (800) 946-0786 (inside the U.S.) or (719) 457-2662 (outside of the U.S.). Portal’s third quarter fiscal 2005 earnings call will also be simulcast at Portal’s investor relations web site at www.portal.com/about_portal/investor_relations.

Additionally, an archive of the call will be available for one year, commencing one hour following the live call on February 3, 2005 at Portal’s investor relations web site at www.portal.com/about_portal/investor_relations. A tele-replay of the call will also be available for one year by dialing (888) 203-1112 (inside the U.S.) or (719) 457-0820 (outside the U.S.). The pass code for the tele-replay is 4586595.

This press release and full Company balance sheet and consolidated operations details will be filed as an exhibit to a current report on Form 8-K and will be posted on Portal’s web site prior to the conference call described above. For a copy of this press release and the Company balance sheet and consolidated operations details, please visit Portal’s Investor Relations site at www.portal.com/about_portal/investor_relations.

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The Company delivers the only platform for the end-to-end management of customer revenue across offerings, channels and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Forward Looking Statements

Statements in this release concerning Portal Software, Inc.’s overall future prospects, including our preliminary financial results for the third quarter of fiscal 2005, including future expense benefits and cost savings from its recent restructuring, are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: Our auditors and/or Audit Committee may not agree with the conclusions we have reached regarding our revenue recognition methodologies, and we may need to revise the results announced in this release for our fiscal year 2005 third quarter, and/or we may need to restate earnings and results provided for previous quarters, including fiscal year 2004 and the first and second quarter of fiscal year 2005. Significant consequences could result from this, including, but not limited to, incurring additional costs, delaying or losing entirely new business, employee attrition, and distracting management from leading and managing the business. Additional uncertainties and risk include the following: Reduced technology spending by our customers and prospects; an inability to forecast accurately, or a delay in, the signing, commencement, implementation, and performance of projects or contracts, or an inability to deliver our products and services under such contracts in a manner satisfactory to our customers, all of which could harm our ability to earn revenue; limited market acceptance of Portal’s products and services; negative customer and industry analyst perceptions of Portal and its technology vision and future prospects; fluctuations in the market price of Portal stock that can result in unpredictable compensation expense charges; our inability to improve our disclosure and internal controls: limited or no ability to implement or realize the benefits of cost reduction efforts, such as our ability to sublease or eliminate excess office facilities in a timely and cost effective manner; failure to properly train our sales force and failure to realize forecasted sales productivity; failure to recruit, train, and retain skilled management and other personnel; an inability to establish, maintain, and effectively implement relationships with system integrators and other strategic resellers and vendors and to manage large multi-party projects involving system integrators and other parties; failure to adequately manage rapid technological changes and to compete effectively; and unanticipated delays in scheduled product availability. We may also identify additional deficiencies or material weaknesses in our internal controls, or may be unable to remediate such deficiencies and weaknesses; our auditors may be delayed or even prevented from issuing a report on our financial statements, which may delay or prevent us from filing our 10-K. Despite the significant expense, time, and effort being expended on our efforts to remediate our internal controls, there is no assurance that we will be able to prevent additional errors, or that we will be able to successfully remediate the significant deficiencies or material weaknesses in our internal controls. Potential consequences of a failure to remediate such significant deficiencies and material weaknesses could include, among other things: enforcement action against us by the SEC or other federal or state regulatory agency, lawsuits by private plaintiffs, adverse reaction by investors and potential investors, and harm to our reputation in the business and financial community. If any of our internal control significant deficiencies or material weaknesses are not adequately addressed, we could continue to experience accounting errors that could result in misstatements of our results of operations, restatements of our financial statements, loss of confidence in us as a company, a decline in our stock price, or otherwise adversely affect our business, reputation and results of operations. Other factors which could cause actual results to differ from those discussed in this press release are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our subsequent quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Investor Relations Contacts:

At Portal - investor_relations@portal.com, 408.572.2345

At Financial Relations Board - Amy Cozamanis, acozamanis@financialrelationsboard.com, 310.854.8314

Media Contacts:

At Portal – Kevin Payne, kpayne@portal.com, 408.572.3614

At Edelman - Daylan Burlison, daylan.burlison@zenogroup.com, 415.369.8116